Exhibit 23.2

Evan & Evans, Inc.
400 BURRARD STREET SUITE 1600 VANCOUVER, BRITISH COLUMBIA CANADA, V6C 3A6 Tel: (604) 408-2222 Fax: (604) 408-2303 www.evansevans.com

Consent of Evans & Evans, Inc.

Reference is made to our opinion letter, dated April 30, 2010, with respect to the fairness from a financial point of view to the holders of shares of Mainland Resources Inc. ("Mainland") in the offer by Mainland (the "Offer") to exchange each outstanding share of American Exploration Corp. ("American Exploration") for 0.25 of a share of Mainland common stock, and the related transactions (the "Fairness Opinion").

We hereby consent to the inclusion of the Fairness Opinion as part of, including as an exhibit to, the amended Registration Statement on Form S-4/A (the "S-4/A") of Mainland relating to the Offer, including under the caption "Opinion of Mainland's Financial Advisor" contained in the S-4/A. We confirm that we have no reason to believe that there are any misrepresentations in the information contained in the S-4/A that is based on the Fairness Opinion or within our knowledge as a result of the writing the Fairness Opinion.

In addition, we consent to including the Fairness Opinion in the proxy materials sent out in connection with the Offer.

March 16, 2011

"Evans & Evans, Inc."

EVANS & EVANS, INC.